EXHIBIT 99.1

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Merridith Ingram
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS COMPLETES ACQUISITION
                           OF CMI OF CHICAGO, ILLINOIS

     HOUSTON, TEXAS -- March 31, 1999 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of CMI of Chicago, Illinois. CMI offers a full range of high-quality commercial printing services including pre-press and press capabilities as well as embossing, engraving, foil stamping, binding, die cutting and fulfillment services. David Steinberg will continue to lead the company as President. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "CMI represents another excellent printing company, expanding our presence to one of the largest and most important print markets in the country. CMI can now take advantage of our innovative technology, best practices management approach and financial resources to continue their growth and superior customer service. We are pleased to welcome David Steinberg and the entire CMI staff to our organization."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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